COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE
SilverBow Resources Announces Revised Full Year Plans and First Quarter 2020 Results
Significantly reduces current year capital and operating expenses
Plans to curtail production during second quarter as a result of deteriorating commodity markets
Doubles acreage position in Eagle Ford dry gas window to 165,000 net acres
Ability to pivot to gas development capital program in late 2020 and early 2021
Targeting free cash flow yield greater than 75% for full year 2020
Houston, TX - May 6, 2020 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced revised full year plans and first quarter of 2020 operating and financial results.
Strategic Highlights:

•	Revised 2020 capital budget of $80-$95 million, a decrease of approximately 55% or $100 million, compared to prior guidance range

•	Approximately $10 million of operating expense reductions identified for 2020, with additional initiatives underway for potential further expense reductions

•
Curtailed approximately 50 million cubic feet per day ("MMcf/d") of natural gas production and approximately 2,000 barrels per day ("Bbls/d") of oil production beginning in mid-March; assessing further curtailments as a result of deteriorating commodity markets and the supporting production economics

•
Risk management program includes a mark-to-market ("MTM") value of approximately $45 million as of May 4, 2020, majority of 2020 revenue protected at greater than $57.00 per barrel and $2.60 per million British thermal units ("MMBtu"), and a realization of approximately $38 million in cash from hedge unwinds occurring in the first quarter

•
Subsequent to quarter-end, SilverBow closed an acquisition directly offsetting the Company’s existing assets bringing SilverBow's combined leasehold to approximately 200,000 net acres in the Eagle Ford

Operating and Financial Highlights:

•	Free cash flow ("FCF") of $25.5 million (a non-GAAP measure defined and reconciled below); targeting $40-50 million of FCF for full year 2020

•	Net production averaged approximately 228 million cubic feet of natural gas equivalent per day (“MMcfe/d”), with production curtailments implemented mid-March

•	Total cash operating expenses of $0.97 per thousand cubic feet of gas equivalent ("Mcfe") (a non-GAAP measure defined below) for the quarter, a 4% decrease from the same period in 2019

•	Oil and gas sales of $53.4 million (excluding hedge impact), net loss of $5.9 million, and Adjusted EBITDA (a non-GAAP measure defined and reconciled below) of $46.0 million

•
Adjusted EBITDA Margin (a non-GAAP measure defined and reconciled below) of 70%, driven by early operational success to start 2020, partially offset by benchmark pricing declines and production curtailments

•	Net debt-to-Adjusted EBITDA (a non-GAAP measure defined and reconciled below) was reduced to 2.02 times
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "Due to ongoing market conditions, we made immediate and decisive changes to our 2020 budget and operating plan. In this market, our focus is on maximizing cash flows, preserving future value and deleveraging the balance sheet. SilverBow's strategy of building a well-balanced mix of both oil and gas locations within a low-cost, single basin remains the same. We continue to take a returns-focused approach to our decision making, by taking near-term actions that align with the current environment our industry is facing while at the same time focusing on long-term shareholder value creation.
Mr. Woolverton commented further, “During 2020 and 2021, we plan to significantly increase our cash flow generation, and are targeting FCF of $40-50 million in 2020 and more than $50 million in 2021 based on current strip pricing. With an operating cost structure of less than $1.00 per Mcfe and a hedge portfolio that protects the majority of our revenue for the remainder of the year, we are positioned to navigate the coming quarters with a disciplined approach. Although we anticipate a decline in production and revenue over the next two quarters, our plan is to shift capital allocation to development of our high-quality dry gas assets starting in the fourth quarter assuming economic and industry conditions begin to return to more normalized conditions. Our plan is to ramp up gas production in alignment with improving natural gas prices starting towards the end of this year and continuing into 2021. This strategy will position the Company to efficiently return to operating and financial levels prior to the disruption brought on by the novel coronavirus (“COVID-19”) pandemic and the related economic repercussions that have created significant volatility, uncertainty and turmoil in the oil and gas industry.
Mr. Woolverton concluded his statements, "At SilverBow our greatest asset is our people. Our proven execution throughout 2019 and into 2020 has solidified our position not just as a cost-and-efficiency-focused company, but as a team with a winning strategy. I want to thank our entire organization for their relentless determination over the past two months. There is no doubt many challenges remain in the months ahead, but because of our employees' and contractors' dedication, we are positioned to weather these challenges and continue to create value for all of our stakeholders.”
OPERATIONS HIGHLIGHTS
During the first quarter of 2020, SilverBow drilled 11 gross (11 net) wells while completing eight gross (eight net) wells and bringing five gross (five net) wells online. The Company carried forward its capital efficiency into 2020. For the first quarter, SilverBow realized a 48% improvement in lateral feet drilled per day over the full year 2019 average, resulting in a decrease in average cost per lateral foot of 28%. On the completions side, the Company averaged over nine stages per day while increasing the total proppant pumped per day to over 4.9 million pounds per day, a 9% increase over the full year 2019 average.
SilverBow has eight wells in the McMullen Oil area that it intends to complete and bring online based on the commodity price environment; currently these wells are planned to be brought online in the third quarter of 2020.
During the second half of March, the Company elected to curtail approximately 35 MMcf/d of natural gas production. In April, SilverBow elected to increase the amount of curtailed natural gas production to approximately 50 MMcf/d and curtailed approximately 2,000 Bbls/d of oil production. As the year unfolds, the Company will continue to assess and respond to the evolving commodity price environment. SilverBow is focused on optimizing its capital program by adjusting the cadence of its activity through the timing of production curtailment and drilling and completion expenditures. The Company is taking a measured approach to ensure return thresholds are met and preserve optionality in order to respond efficiently once market conditions show signs of recovery.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the first quarter averaged approximately 228 MMcfe/d. Production mix for the first quarter consisted of approximately 79% natural gas, 12% oil and 9% natural gas liquids ("NGLs"). Natural gas comprised 59% of total oil and gas sales for the first quarter, compared to 55% in the fourth quarter of 2019.
Lease operating expenses ("LOE") were $0.28 per Mcfe for the first quarter. After deducting $1.2 million of non-cash compensation expense, cash general and administrative costs were $4.7 million for the first quarter, which compared favorably to guidance, with a per unit cash cost of $0.22 per Mcfe. Transportation and processing expenses ("T&P") came in at $0.32 per Mcfe and production and ad valorem taxes were 5.6% of oil and gas revenue for the first quarter. Both metrics were at or below the low end of guidance. Total production expenses, which include LOE, T&P and production taxes, were $0.74 per Mcfe for the quarter. SilverBow's all-in cash operating expenses for the quarter, which includes cash general and administrative costs, were $0.97 per Mcfe.

The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the first quarter were each 98% of West Texas Intermediate ("WTI") and Henry Hub, respectively, excluding hedging. The Company’s average realized natural gas price, excluding the effect of hedging, was $1.91 per thousand cubic feet of natural gas ("Mcf") compared to $3.22 per Mcf in the first quarter of 2019. The average realized crude oil selling price, excluding the effect of hedging, was $45.05 per barrel compared to $56.94 per barrel in the first quarter of 2019. The average realized NGL selling price in the quarter was $12.35 per barrel, compared to $19.30 per barrel in the first quarter of 2019.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $53.4 million for the first quarter. On a GAAP basis, the Company reported a net loss of $5.9 million for the first quarter. Due to the effects of pricing and timing of projects, the Company reported a non-cash impairment write-down, on a pre-tax basis, of $95.6 million on SilverBow's oil and natural gas properties in the first quarter. Additionally, included in the first quarter’s net loss is an unrealized gain on the value of the Company's derivative contracts of $36.9 million and a $1.2 million net tax benefit.
SilverBow generated Adjusted EBITDA of $46.0 million for the first quarter. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
At quarter-end, the Company's net debt was $454.4 million, calculated as total long-term debt of $490.0 million less $35.6 million of cash, a $23.2 million reduction compared to year-end 2019.
For the first quarter, SilverBow generated FCF of $25.5 million. FCF is a non-GAAP measure defined and reconciled at the end of this release.
Capital expenditures incurred during the first quarter totaled $51.0 million on an accrual basis.
2020 GUIDANCE AND OUTLOOK
Second Quarter:
In response to deteriorating commodity markets, SilverBow has suspended its drilling and completions activity until prices warrant further investment. Production guidance for the second quarter assumes significant curtailments of both oil and gas volumes. Currently, the Company plans to return these volumes to sales over the course of the third and fourth quarter. For the second quarter, SilverBow is guiding for estimated production of 115-140 MMcfe/d, with natural gas volumes expected to comprise 105-120 MMcf/d, although additional curtailments necessitated by storage constraints, commodity prices or other impacts from the COVID-19 pandemic could result in lower second quarter production. As SilverBow released its drilling rig early in the second quarter, and has deferred bringing to production eight wells, second quarter capital expenditures on an accrual basis are expected to be minimal.
Full Year:
For the full year 2020, SilverBow is guiding to a revised 2020 capital budget of $80-$95 million. The timing of bringing curtailed production back online and turning the eight wells to sales will be optimized to align with higher prices. For the full year, the Company is guiding for estimated production of 164-185 MMcfe/d, with natural gas volumes expecting to comprise 130-145 MMcf/d. Based on current strip pricing, SilverBow is targeting FCF of $40-50 million for the full year, or greater than 75% free cash flow yield using the Company’s trailing 30-day weighted average market capitalization. The revised plan provides SilverBow the ability to pivot to gas development in late 2020 and early 2021, with production hedged at prices above the Company’s return threshold. This has the potential to generate a meaningful amount of Adjusted EBITDA and FCF for SilverBow in 2021. Regardless of commodity prices, the Company carefully balances the production economics and the net benefit to its borrowing base and its financial covenants before committing to a development program.
Additional detail concerning SilverBow's second quarter and full year 2020 guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing price increases. With the decrease in capital investment, SilverBow elected to tactically unwind a series of oil derivative contracts in 2020 and 2021 above its expected production, resulting in approximately $38 million of cash inflow before the end of the first quarter.
As of May 4, 2020, the Company had 64% of total estimated production volumes hedged for the remainder of 2020, using the midpoint of production guidance. For 2020, SilverBow has 83 MMcf/d hedged at an average price of $2.63 per MMBtu and 2,923 Bbls/d of oil hedged at an average price of $57.40 per barrel. For 2021, the Company has 66 MMcf/d hedged at an average price of $2.33 per MMBtu and 2,068 Bbls/d of oil hedged at an average price of $51.85 per barrel. As of May 4, 2020, the Company's MTM value of its hedge position was approximately $45 million.
Please see SilverBow's Form 10-Q filing for the first quarter of 2020, which the Company expects to file on Thursday, May 7, 2020, for a detailed summary of its derivative contracts.

CAPITAL STRUCTURE AND LIQUIDITY
As of March 31, 2020, SilverBow's liquidity position was $145.6 million, consisting of $35.6 million of cash and $110.0 million of availability under the Company’s credit facility. SilverBow’s net debt was $454.4 million, calculated as total long-term debt of $490.0 million less $35.6 million of cash, a 5% decrease from December 31, 2019. As of May 1, 2020, SilverBow had 11.9 million total common shares outstanding. Based on informed discussions with certain of the lenders under SilverBow's Credit Facility, we anticipate a borrowing base reduction of approximately 15% to 20% from the current $400 million borrowing base in connection with the May redetermination.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, May 7, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s First Quarter 2020 Earnings Conference Call or by visiting the Company's website.
A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “First Quarter 2020 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements, including among other things: the severity and duration of world health events, including the recent COVID-19 outbreak, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; the current significant surplus in the supply of crude oil and actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in of production due to decreases in available storage capacity; oil and natural gas price levels and volatility; our ability to satisfy our short- or long-term liquidity needs; our ability to execute our business strategy, including the success of our drilling and development efforts; timing, cost and amount of future production of oil and natural gas; expectations regarding future free cash flow; and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, future cash flows, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all such factors.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$35,598	$1,358
Accounts receivable, net	30,345	36,996
Fair value of commodity derivatives	38,817	12,833
Other current assets	2,846	2,121
Total Current Assets	107,606	53,308
Property and Equipment:
Property and equipment, full cost method, including $42,249 and $41,201, respectively, of unproved property costs not being amortized at the end of each period	1,298,453	1,247,717
Less – Accumulated depreciation, depletion, amortization & impairment	(499,759)	(380,728)
Property and Equipment, Net	798,694	866,989
Right of Use Assets	7,839	9,374
Fair Value of Long-Term Commodity Derivatives	8,867	3,854
Deferred Tax Asset	23,433	22,669
Other Long-Term Assets	2,770	3,622
Total Assets	$949,209	$959,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$36,159	$39,343
Fair value of commodity derivatives	1,265	6,644
Accrued capital costs	12,104	17,889
Accrued interest	1,186	1,397
Current lease liability	6,622	6,707
Undistributed oil and gas revenues	8,705	9,166
Total Current Liabilities	66,041	81,146
Long-Term Debt, Net	484,142	472,900
Non-Current Lease Liability	1,397	2,813
Deferred Tax Liabilities	1,281	1,582
Asset Retirement Obligations	4,170	4,055
Fair Value of Long-Term Commodity Derivatives	1,047	1,613
Other Long-Term Liabilities	30	—
Commitments and Contingencies (Note 11)
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 12,000,140 and 11,895,032 shares issued, respectively, and 11,885,112 and 11,806,679 shares outstanding, respectively	120	119
Additional paid-in capital	294,250	292,916
Treasury stock, held at cost, 115,028 and 88,353 shares, respectively	(2,365)	(2,282)
Retained earnings	99,096	104,954
Total Stockholders’ Equity	391,101	395,707
Total Liabilities and Stockholders’ Equity	$949,209	$959,816

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Revenues:
Oil and gas sales	$53,377	$72,064

Operating Expenses:
General and administrative, net	5,913	6,276
Depreciation, depletion, and amortization	23,439	21,805
Accretion of asset retirement obligations	86	83
Lease operating costs	5,812	4,531
Workovers	—	646
Transportation and gas processing	6,643	6,406
Severance and other taxes	2,964	3,316
Write-down of oil and gas properties	95,606	—
Total Operating Expenses	140,463	43,063

Operating Income (Loss)	(87,086)	29,001

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	88,287	(4,022)
Interest expense, net	(8,407)	(8,759)
Other income (expense), net	107	65

Income (Loss) Before Income Taxes	(7,099)	16,285

Provision (Benefit) for Income Taxes	(1,241)	232

Net Income (Loss)	$(5,858)	$16,053

Per Share Amounts

Basic: Net Income (Loss)	$(0.50)	$1.37

Diluted: Net Income (Loss)	$(0.50)	$1.36

Weighted-Average Shares Outstanding - Basic	11,825	11,708

Weighted-Average Shares Outstanding - Diluted	11,825	11,788

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Cash Flows from Operating Activities:
Net income (loss)	$(5,858)	$16,053
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	23,439	21,805
Write-down of oil and gas properties	95,606	—
Accretion of asset retirement obligations	86	83
Deferred income taxes	(1,065)	134
Share-based compensation expense	1,260	1,692
(Gain) Loss on derivatives, net	(88,287)	4,022
Cash settlement (paid) received on derivatives	47,650	1,077
Settlements of asset retirement obligations	(2)	(31)
Other	1,142	564
Change in operating assets and liabilities
(Increase) decrease in accounts receivable and other current assets	9,436	14,401
Increase (decrease) in accounts payable and accrued liabilities	(6,937)	(9,105)
Increase (decrease) in income taxes payable	(176)	—
Increase (decrease) in accrued interest	(211)	(100)
Net Cash Provided by (Used in) Operating Activities	76,083	50,595
Cash Flows from Investing Activities:
Additions to property and equipment	(52,618)	(86,555)
Proceeds from the sale of property and equipment	—	(91)
Payments on property sale obligations	(142)	(1,278)
Net Cash Provided by (Used in) Investing Activities	(52,760)	(87,924)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	50,000	132,000
Payments of bank borrowings	(39,000)	(96,000)
Purchase of treasury shares	(83)	(260)
Net Cash Provided by (Used in) Financing Activities	10,917	35,740

Net Increase (Decrease) in Cash and Cash Equivalents	34,240	(1,589)
Cash and Cash Equivalents at Beginning of Period	1,358	2,465
Cash and Cash Equivalents at End of Period	$35,598	$876

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$8,048	$8,303
Cash paid during period for income taxes	—	—
Changes in capital accounts payable and capital accruals	$(1,989)	$1,487

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and compare investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Total cash operating expenses: Total cash operating expenses is calculated as lease operating expenses plus transportation and processing expenses plus production taxes plus cash general and administrative expenses. Cash general and administrative expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation

Adjusted EBITDA: Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is also important as it is considered among the financial covenants under SilverBow's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for the Company. Please reference the SilverBow's 2019 Form 10-K and first quarter 2020 Form 10-Q for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA margin: Adjusted EBITDA margin is calculated as Adjusted EBITDA (defined above) divided by oil and gas sales plus amounts collected (paid) for commodity derivative contracts held to settlement.

Free cash flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit.

Free cash flow yield: Free cash flow yield calculated as free cash flow (defined above) divided by the Company's trailing 30-day weighted average market capitalization.

Net debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company’s credit facility less cash and cash equivalents.

Net debt-to-Adjusted EBITDA: Net debt-to-Adjusted EBITDA is calculated as Net debt (defined above) divided by the last twelve months of Adjusted EBITDA (defined above). A variation of this calculation is a financial covenant under SilverBow's Credit Agreement.

Reconciliation of Net Income (GAAP) to Adjusted EBITDA to Free Cash Flow (Non-GAAP) (Unaudited)

SilverBow presents Adjusted EBITDA attributable to common stockholders and Adjusted EBITDA Margin in addition to reported net income (loss) in accordance with GAAP. Both metrics are non-GAAP measures that are used by SilverBow's management and by external users of the Company's financial statements, such as investors, commercial banks and others, to assess SilverBow's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess the Company's ability to incur and service debt and fund capital expenditures.

SilverBow defines Adjusted EBITDA as net income (loss):

Plus (Less):

•	Depreciation, depletion and amortization;

•	Accretion of asset retirement obligations;

•	Interest expense;

•	Impairment of oil and natural gas properties;

•	Net losses (gains) on commodity derivative contracts;

•	Amounts collected (paid) for commodity derivative contracts held to settlement;

•	Income tax expense (benefit); and

•	Share-based compensation expense

SilverBow defines Free Cash Flow as Adjusted EBITDA:

Plus (Less):

•	Monetized derivative contracts

•	Cash interest expense, net;

•	Capital expenditures; and

•	Current income tax (expense) benefit

SilverBow defines Adjusted EBITDA Margin as Adjusted EBITDA divided by the sum of oil and gas sales and derivative cash settlements collected or paid. The Company's Adjusted EBITDA and Adjusted EBITDA Margin should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. SilverBow's Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner.

Calculation of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin (Unaudited)
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin for the following periods (in thousands).

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Net Income (Loss)	$(5,858)	$16,053
Plus:
Depreciation, depletion and amortization	23,439	21,805
Accretion of asset retirement obligations	86	83
Interest expense	8,407	8,759
Impairment of oil and gas properties	95,606	—
Derivative (gain)/loss	(88,287)	4,022
Derivative cash settlements collected/(paid) (1)	12,613	1,047
Income tax expense/(benefit)	(1,241)	232
Share-based compensation expense	1,260	1,692
Adjusted EBITDA	$46,025	$53,693
Plus:
Monetized derivative contracts	38,310	—
Cash interest expense, net	(8,048)	(8,303)
Capital expenditures	(50,962)	(88,246)
Current income tax (expense)/benefit	176	(97)
Free Cash Flow	25,501	(42,953)
Adjusted EBITDA Margin (2)	70%	73%
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Adjusted EBITDA Margin equals Adjusted EBITDA divided by the sum of oil and gas sales and derivative cash settlements collected or paid.

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiaries

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Production volumes:
Oil (MBbl) (1)	401	257
Natural gas (MMcf)	16,498	15,907
Natural gas liquids (MBbl) (1)	312	319
Total (MMcfe)	20,775	19,359

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$18,050	$14,607
Natural gas	31,472	51,304
Natural gas liquids	3,855	6,154
Total	$53,377	$72,064

Average realized price:
Oil (per Bbl)	$45.05	$56.94
Natural gas (per Mcf)	1.91	3.22
Natural gas liquids (per Bbl)	12.35	19.30
Average per Mcfe	$2.57	$3.72

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe

Second Quarter 2020 & Full Year 2020 Guidance

Guidance
	2Q 2020	FY 2020
Production Volumes:
Oil (Bbls/d)	1,000 - 2,200	3,400 - 4,200
Natural Gas (MMcf/d)	105 - 120	130 - 145
NGLs (Bbls/d)	700 - 1,200	2,300 - 2,500
Total Reported Production (MMcfe/d)	115 - 140	164 - 185
% Gas	88%	79%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($8.00) - ($2.00)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.06) - ($0.02)	N/A
Natural Gas Liquids (% of WTI)	30% - 38%	N/A